EXHIBIT 1
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                            OAK VIEW APARTMENTS
                      AGREEMENT OF SALE AND PURCHASE

      THIS AGREEMENT ("Agreement") is made and entered into this 9th day of March, 1998 by and between The Wilkinson Group, Inc. (hereinafter referred to as "Purchaser") and LincAm Properties Ltd. Series 85, an Illinois limited partnership (hereinafter referred to as "Seller").

                           W I T N E S S E T H:

      WHEREAS, Seller is the owner of that certain parcel of real property located in the County of Richmond, State of Georgia, and being more particularly described on Exhibit "A" attached hereto and made a part hereof by reference ("Land"), on which Land is located an apartment complex known as the Oak View Apartments, 3506 Oak View Place, Augusta, Richmond County, Georgia and the owner of certain furnishings, fixtures, equipment, tangible personal property and intangible property contained therein and/or used in connection therewith; and

      WHEREAS, Purchaser is desirous of purchasing such Land together with all furnishings, fixtures, equipment, intangible property, and personal property contained therein or used in connection therewith (excluding any of the aforesaid as owned by tenants of the apartment complex) subject to the conditions and the other agreements hereinafter set forth, and Seller is agreeable to such sale and to such conditions and agreements.

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, One Hundred and No/100 Dollars each paid to the other, the receipt and sufficiency of which consideration are hereby acknowledged, it is hereby agreed as follows:

                                    I.
                             SALE OF PROPERTY

      1.1 In consideration of the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth Seller shall sell to Purchaser and Purchaser shall purchase from Seller;

            1.1.1 The Land, together with all rights and appurtenances pertaining to such real estate including, without limitation, any and all rights, title and interests of Seller in and to all roads, alleys, easements, streets and ways adjacent to the Land, strips and gores and rights of ingress and egress thereto;

            1.1.2 All improvements, structures and fixtures placed, constructed or installed on the Land (the "Improvements");

            1.1.3 All equipment, furnishings, materials, inventory, warranties, guaranties, site plans, surveys, plans and specifications applicable to the Property, (the "Personal Property") and owned by Seller, and which is placed or installed on or about the Land or Improvements or used as part of or in connection therewith, including, without limitation, keys, permits, leasing materials and forms, marketing material provided AMLI's name is not printed on such materials, bonds, warranties and guarantees; and

            1.1.4 All leases, occupancy and rental agreements with tenants or occupants having rights with regard to the use of the Land or the Improvements and all security deposits or like payments, if any, paid by tenants or other security provided in connection therewith
(collectively, the "Tenant Leases");

            1.1.5 All contracts, maintenance, repair, service and pest control contracts, architectural, janitorial, elevator and landscaping contracts and all other contracts pursuant to which services or goods are provided to any part of the Land, Improvements and/or Personal Property (collectively, the "Service Contracts");


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            1.1.6 All right, title and interest of Seller, if any, in and to all intangible property (collectively, the "Intangible Property") owned by the Seller, including but not limited to Seller's rights under governmental permits or approvals, the right to the use of the trade name of "Oak View Apartments", and goodwill relating thereto, and any other trademarks and trade names, EXCLUDING THE NAME "AMLI" OR ANY ASSOCIATED NAME USING "AMLI" THEREIN, together with all telephone exchange numbers related to the Improvements, to the extent assignable.

      1.2 The Land, Improvements, Personal Property, Tenant Leases, Service Contracts, Intangible Property, and other matters covered hereby shall be referred to collectively herein as the "Property" or the "Project."


                                    II.
                     PURCHASE PRICE AND EARNEST MONEY

      2.1 The purchase price (the "Purchase Price") for the Property shall be Three Million One Hundred Thousand and No/100ths Dollars
($3,100,000.00) and shall be payable in the manner set forth in Article III below.

      2.2 Earnest money in the amount of Fifty Thousand and No/100ths Dollars ($50,000.00) (the "Earnest Money") will be deposited in escrow with Chicago Title Insurance Company, 5775-C Peachtree Dunwoody Road, Suite 200, Atlanta, Georgia 30342 (the "Title Company") by Purchaser by the Effective Date. The Earnest Money shall be non-refundable to Purchaser, provided that Seller shall fulfill Seller's obligations under this Agreement and the conditions precedent (as described in Article V hereinafter) are satisfied or waived by Purchaser within forty-five (45) days of the date of this Agreement ("Termination Date"). In the event all of the conditions precedent are not fulfilled or waived by Purchaser prior to the Termination Date, Purchaser may, in Purchaser's sole discretion deliver written notice thereof to Seller of the termination of this Agreement, and the Earnest Money, less Twenty Five Thousand and No/100 Dollars ($25,000.00) shall be promptly returned to Purchaser without any further instructions or delay, and this Agreement shall be terminated and null and void. If such notice is not given by Purchaser to Seller on or before said Termination Date concerning the conditions precedent, then in that event the parties agree that the conditions precedent shall be deemed satisfied or waived by Purchaser and this Agreement shall be in full force and effect and the Earnest Money shall be non-refundable except for Seller's failure to perform Seller's obligations under this Agreement. All Earnest Money deposited pursuant hereto shall be placed in an interest bearing account, pursuant to the instructions of Purchaser, with all interest accruing thereon shall belong to Purchaser. Seller and Purchaser agree to enter into Title Company's standard escrow agreement concerning the escrow of the Earnest Money, and any expense associated with the escrow agreement shall be borne by the Purchaser.

            Purchaser acknowledges and agrees that from and after the Effective Date, Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the Earnest Money is non-refundable to Purchaser and shall be paid by Title Company to Seller even in the event of the Termination of this Agreement by Purchaser pursuant to Purchaser's right to terminate this Agreement except for and in the event Purchaser has raised reasonable objections to survey matters, or title matters, or environmental matters, which are not waived by Purchaser or not cured by Seller, or Seller fails to perform Seller's obligations and duties under this Agreement, or a casualty or condemnation occurs and Purchaser terminates the Agreement pursuant to Article XIII hereof. Notwithstanding anything contained in this Agreement, except in the instances stated in the immediate preceding sentence, any reference in the Agreement to the return of the Earnest Money to the Purchaser or the return of all Earnest Money to the Purchaser shall mean a return of only Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the Earnest Money to the Purchaser and the payment of Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the Earnest Money to the Seller.


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                                   III.
                         PAYMENT OF PURCHASE PRICE

      3.1 The Purchase Price shall be payable at Closing in cash, by wire transfer, cashier's or certified check, subject to the prorations hereinafter set forth, at the election of the Seller.

      3.2 The Seller shall deliver the Property at Closing free of all liens, security interests, and encumbrances, other than the lien for current taxes not yet due or payable, and the Permitted Exceptions (hereinafter defined).

      3.3 The Earnest Money shall be applied at Closing to the Purchase Price, except as may be otherwise provided herein.


                                    IV.
                                  CLOSING

      4.1 The closing of the transaction contemplated herein shall be held not later than seventy-five (75) days from the Effective Date (the "Closing Date, or the "Closing") the actual date to be designated by Purchaser upon at least fifteen (15) days prior written notice to Seller at any time after the expiration of the Review Period. The Closing shall be held in Atlanta, Georgia. The procedure to be followed by the parties in connection with the Closing shall be as follows:

            4.1.1 At the Closing, the Seller shall cause to be delivered to the Purchaser the items specified herein and the following items, which shall be, where appropriate, duly and properly executed and acknowledged, in recordable form, and in form and substance reasonably satisfactory to Purchaser;

                  4.1.1.1 A limited warranty deed (the "Deed") dated as of the Closing Date, in favor of Purchaser or its Permitted Assignee (hereinafter defined) subject only to the Permitted Exceptions.

                  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE LIMITED WARRANTY DEED AND THE OTHER SALE DOCUMENTS TO BE EXECUTED BY SELLER, PURCHASER AGREES TO ACCEPT THE PROPERTY IN "AS-IS" "WHERE-IS" CONDITION AS OF THE CLOSING DATE (WHICH SHALL BE PROVIDED IN SAID LIMITED WARRANTY DEED), AND PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE LIMITED WARRANTY DEED AND THE OTHER SALE DOCUMENTS TO BE EXECUTED BY SELLER, SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO PURCHASER REGARDING THE PROPERTY, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR PURPOSE, ENVIRONMENTAL LAWS, HAZARDOUS MATERIALS, HAZARDOUS MATERIAL CONTAMINATION, OR PETROLEUM PRODUCTS. SELLER SHALL BE UNDER NO OBLIGATION TO MAKE ANY PRICE ADJUSTMENTS TO THE PURCHASE PRICE OR ANY REPAIRS TO THE PROPERTY OUT OF THE ORDINARY COURSE OF BUSINESS;

                  4.1.1.2 An assignment and assumption of leases (the "Assignment of Leases") dated as of the Closing Date, in favor of Purchaser or its Permitted Assignee assigning Tenant Leases;

                   4.1.1.3 A blanket limited warranty conveyance, bill of sale and assignment (the "Bill of Sale"), conveying and assigning to Purchaser or its Permitted Assignee all Personal Property, and all Intangible Property, and assigning to Purchaser or its Permitted Assignee the Approved Service Contracts (defined in Section 5.2) and the warranties and guarantees, free and clear of all liens, security interests, and encumbrances;

                  4.1.1.4 A certificate (the "Bills Paid Certificate") executed by the Seller and dated as of the Closing Date certifying that no bills or obligations are unpaid or outstanding, or so stating otherwise;


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                  4.1.1.5     A certified current rent roll (the "Rent Roll
Certificate") for the Project, certified by the Seller to be true and correct in all material respects as of the Closing Date;

                  4.1.1.6 Evidence reasonably acceptable to the Title Company, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller, including but not limited to, current corporate authority, partnership authority;

                  4.1.1.7 All keys to all locks on the Property and all documents in the possession of the Seller pertaining to tenants of the Property, including, but not limited to all original leases, applications, correspondence, credit reports relating to each such tenant, historical occupancy reports, rental history, including but not limited to, amounts of percentage rents to the extent such items are in Seller's or the property management company's possession or are readily obtainable by them, without unreasonable cost or undue hardship (the items referred to in this Section
4.1.1.7 may be delivered at the Project rather than at the Closing);

                  4.1.1.8 To the extent not previously delivered to Purchaser, to the extent such items are in Seller's or the property management company's possession, without unreasonable cost or undue hardship, all necessary permits issued by appropriate governmental authorities and utility companies when the Improvements were completed;

                  4.1.1.9 To the extent not previously delivered to Purchaser, any plans, specifications. mechanical, electrical and plumbing layouts, operating manuals, leasing information and the like in the possession of Seller and utilized in connection with the operation of the Property;

                  4.1.1.10 To the extent not previously delivered to Purchaser, current tax statements, if available;

                  4.1.1.11 The Notice to Tenants (herein so called) addressed to each tenant of the Project;

                  4.1.1.12 All original or copies, if originals not in the physical possession of Seller or property management company, of service contracts, maintenance agreements, bonds, permits, licenses, utility agreements, soil reports, environmental reports, certificates of occupancy, maintenance records, records pertaining to the replacements of equipment or appliances, and copies of all utility bills in possession or control of Seller;

                  4.1.1.13 A current (no older than 90 days) termite clearance letter;

                  4.1.1.14 Standard Seller's affidavit presently used in the Metro Atlanta area;

                  4.1.1.15 Georgia Residency Affidavit, or in the alternative an Affidavit of Seller's Gain as required under O.C.G.A.
section 48-7-128;

                  4.1.1.16 Real Estate Commercial Broker's Affidavit-
Seller;

                  4.1.1.17 Real Estate Commercial Broker's Affidavit-Broker, from the Real Estate Broker;

                  4.1.1.18 1099S Real Estate Form;
                  4.1.1.19 Acquisition Real Estate Closing Statement, in triplicate; and

                  4.1.1.20 Certification as to representations and warranties being true and correct as of the Closing.


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            4.1.2 At the Closing, the Purchaser, or its Permitted Assignee,
shall cause to be delivered and executed where applicable, to the Seller the following documents and instruments:

                  4.1.2.1 Funds payable to the Seller representing the Purchase Price due in accordance with Article III hereof, less any Earnest Money already deposited if the same is to be applied to the total cash payment required and the prorations hereinafter discussed;

                  4.1.2.2 Evidence reasonably acceptable to Seller and the Title Company, authorizing the consummation by Purchaser of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser;

                  4.1.2.3 The Assignment of Leases wherein Purchaser or its Permitted Assignee assumes the lessor's obligations under the Leases;

                  4.1.2.4 The Bill of Sale wherein Purchaser or its Permitted Assignee assumes the Approved Service Contracts;

                  4.1.2.5     The Notice to Tenants;

                  4.1.2.6     Real Estate Commercial Broker's Affidavit-
Purchaser; and

                  4.1.2.7     Acquisition Real Estate Closing Statement.

            4.1.3 At the Closing, the Seller and Purchaser shall cause to be delivered such other instruments and documents as may be reasonably necessary and appropriate and required hereunder in order to complete the Closing of the transactions contemplated hereunder.

            4.1.4 At the Closing, the Seller shall deliver to the Purchaser a certificate in such form as may be required by the Internal Revenue Service pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying as to the nonforeign status of a transferor, or such variation thereof as may be required by the Internal Revenue Service.

      4.2 Upon the completion of the deliveries specified in Section 4.1 above, and consummation of all other agreements herein, the closing documents shall be delivered by the Seller and Purchaser, as executed, to each other and the Purchaser shall pay and deliver the Purchase Price to the Seller.

      4.3 Seller shall pay all State of Georgia transfer tax and brokerage commissions or finders fees. Seller and Purchaser shall each pay their own respective legal fees. Purchaser shall pay any and all costs associated with third party financing of the Property obtained by and in favor of Purchaser, costs of all third-party inspection fees and all recording costs, survey cost, title examination fees and title insurance premiums for a base owner's title insurance policy and title premiums for any specific endorsements to the owner's title insurance policy Purchaser may request, and any other cost associated with the purchase and sale of the Property.

      4.4 Purchaser shall have a one time right to extend the Closing Date for thirty (30) days from the Closing Date provided that all of the following conditions precedent are met: i) Purchaser is not in default under this Agreement; ii) Purchaser provides written notice to Seller at least thirty (30) days prior to the Closing Date of its exercise of the extension of the Closing Date for the single and sole purpose of consummating a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended; iii) with such written notice of the exercise of the extension of the Closing Date Purchaser delivers and pays to Seller Ten Thousand and No/100 Dollars ($10,000.00) as an extension fee which is non-applicable to the Purchase Price and non refundable to the Purchaser; and iv) simultaneously with the written notice of the exercise


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of the extension of the Closing Date, Purchaser delivers its check in the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) as additional Earnest Money to the Title Company, which additional Earnest Money of $15,000.00 shall be non refundable but applicable to the Purchase Price. In the event all of the aforesaid conditions precedent have been met, Purchaser shall have the right to exercise the extension of the Closing Date and the Closing Date shall be extended by the aforesaid 30 days.

                                    V.
                        REQUIREMENTS AND CONDITIONS

      5.1 Upon execution of this Agreement, Purchaser and/or Seller, as the case may be, shall perform the following within the time stated, each of which shall be a condition precedent to Closing:

            5.1.1 Purchaser at Purchaser's sole cost and expense, may obtain a Commitment for Title Insurance or a Commitment to Insure (the "Commitment") proposing to insure Purchaser's purchase of the Property issued by Title Company showing Seller's title to the Property together with copies of all recorded documents referenced in the Commitment. Purchaser, at Purchaser's sole cost and expense, may obtain a survey of the Property ("Survey"). Purchaser shall have until the end of the Review Period to examine the condition of title and the Survey and approve or disapprove the same by written notice to Seller. Those items listed in the Commitment or shown on the Survey and not disapproved of by Purchaser by written notice to Seller shall be referred to as the "Permitted Exceptions." In the event that Purchaser disapproves of all or any item referred to in the Commitment or as shown on the Survey, Seller shall have a period of ten (10) business days after receipt of Purchaser's written notice of title and/or Survey objections within which to advise Purchaser of which items Seller will cure ("Cure Notice"). Upon receipt of Seller's notice concerning which item Seller will cure and which items Seller will not cure, Purchaser shall have the right, exercisable within five (5) days of the receipt of Seller's Cure Notice, to either: (1) terminate this Agreement, whereupon the Title Company is hereby authorized to, and shall upon request of Purchaser, return to Purchaser all Earnest Money that has been theretofore paid or deposited by Purchaser to it under or in connection with this Agreement, without reduction or further delay or instructions, and the parties hereto shall be released from all obligations hereunder; or (2) waive any such title and/or Survey objections, which title and/or Survey objections shall become Permitted Exceptions, and close the purchase and sale of the Property pursuant to this Agreement provided that Seller has performed its obligations and duties hereunder. If Purchaser shall not so terminate, Seller shall cure all items which Seller agreed to cure to Purchaser's reasonable satisfaction ("Cure Items") and shall deliver the title in its existing condition with the Cure Items having been cured and Purchaser shall, by acceptance of such title, waive any objections to such title which have not been cured except as to any uncured Cure Items and warranties contained in the documents of conveyance.

Notwithstanding the aforesaid, any and all title objections which are monetary in nature in the form of debt secured by the Property under a security instrument, and real estate taxes prorated between the Seller and Purchaser, shall be paid and deducted at Closing from the Purchase Price. Purchaser reserves the right to waive any and all title objections. Seller covenants and agrees from and after the date hereof not to further affect, encumber or restrict the title to the Property in any way. Purchaser shall have the right to object to any additional and new matters of survey and new title matters that appear in the public records of Richmond County, Georgia or are brought to the attention of Purchaser subsequent to the date of the Commitment and Survey up to the date of the Closing. In the event there are new matters of survey and/or new matters of title subsequent to the date of the Commitment and Survey, Purchaser shall have the right to object thereto and Seller and Purchaser shall have the rights and remedies as are herein provided in this paragraph 5.1.1, (including without limitations, the right to terminate this Agreement and receive a refund of the Earnest Money without reduction or further instruction or delay) except that the Seller shall have the right to commence the cure within ten (10) business days and complete the cure by the Closing Date.

      For the purposes herein (but reserving all rights by Purchaser to object to matters of title, including the items set forth in Exhibit "B", and matters of Survey), the matters set forth in Exhibit "B" attached hereto and incorporated herein by reference, shall be matters appearing as "Permitted Exceptions."

      5.2 For a period (the "Review Period") of forty-five (45) days following the Effective Date, Purchaser and its agents, at Purchaser's sole cost and expense, shall have the right to have performed any and all inspections or studies of the Property which Purchaser may desire, including but not limited to:

            i) Physical inspections of the Property, unit by unit, including structural, mechanical, life-safety, engineering, civil, landscaping, paving, plumbing, electrical and all other detail inspections, during normal business hours and so as not to interrupt tenants;

            ii) Examination of all construction items, including as-built architectural, civil, electrical, life-safety, mechanical and plumbing plans and specifications, copies of any available construction reports, whether internal or external, certificates of completion from the project architect and inspecting architect, certificates of occupancy, building permits, evidence of compliance with fire code, building code and other governmental or regulatory code requirements and all other related use permits to the extent the same are in Seller's possession;

            iii) Examination of all operating statements and supporting documentation from initial opening of the Property, reflecting all detailed rental income, operating expense accounts, and the maintenance log maintained for the Property in Seller's possession;

            iv) All documentation maintained in current tenant files, including leases, security deposit information, credit reviews, and the like in Seller's possession;

            v) An environmental report prepared by a qualified engineering firm hired by Purchaser; and

            vi) Such other review and inspection as Purchaser reasonably deems necessary.

      Seller shall provide access to the Property and copies of or access to all records noted above or hereafter requested, to Purchaser and Purchaser's agent(s) during normal business hours. Seller and Purchaser agree the disclosure requirements contained in the immediately preceding sentence shall be met and complied with by Seller upon the Seller making available and providing to Purchaser all of Seller's records dealing with and concerning the Property. Seller shall in good faith cooperate with Purchaser and Purchaser's agent(s) during Purchaser's reviews and inspections, and Seller shall disclose to Purchaser prior to expiration of the Review Period all physical and financial aspects of the Property of which Seller has knowledge. Purchaser shall have the right, at its sole cost and expense, to make and retain copies of any document or item reviewed by Purchaser during its inspection. If Purchaser terminates this Agreement for any reason, Purchaser shall return all such copies to Seller.

On or before ten (10) days after commencement of the Review Period, Seller shall send to Purchaser a notice setting forth all service contracts (the "Approved Service Contracts") at the Property. Seller agrees to grant Purchaser reasonable access to the Property and the above-described information for the purpose of making such inspections. Purchaser shall indemnify and hold Seller harmless from any reasonable costs (including reasonable attorneys' fees and court costs), expenses, claims, injuries, accidents or damage to or on the Property or injury to any person caused by

Purchaser or Purchaser's inspecting agents during Purchaser's inspection or as the result of Purchaser's inspection hereunder, excluding however, acts of Seller or Seller's representatives and agents. All activities of Purchaser during the Review Period shall be at Purchaser's sole expense. With respect to inspecting individual apartment units, Purchaser shall give Seller written notice of Purchaser's desire to inspect such units at least one (1) day in advance of the inspection. The indemnity provision contained herein shall survive this Agreement.

      If Purchaser reasonably finds such inspections or studies to be unsatisfactory, for any reason, or if Purchaser otherwise determines that the Property is not suitable for its intended use thereof, in Purchaser's reasonable discretion, Purchaser shall notify Seller in writing of any such deficiency, whereby Seller shall have the right to cure such deficiency or provide reasonable assurances to Purchaser that such deficiency shall be cured by a date certain agreed to by Seller and Purchaser. If Seller cannot or elects not to cure such deficiency, Purchaser shall have the right, at its option, to terminate this Agreement by written notice on or prior to the expiration of said Review Period, and upon such termination $25,000.00 of the Earnest Money (except as otherwise provided in Article II
Section 2.2 of this Agreement) previously deposited shall be immediately refunded to Purchaser, with the remaining $25,000.00 of the Earnest Money being paid to Seller, and the parties hereto shall have no further liabilities one to the other. By Purchaser delivering a statement to Seller and to the Title Company stating "the Agreement is terminated pursuant to Section 5.2 thereof" on or before the expiration of the Review Period, Seller hereby directs and authorizes the Title Company, and the Title Company shall immediately return $25,000.00 of the Earnest Money (except as otherwise provided in Article II Section 2.2 of this Agreement) to Purchaser without further inquiry of any sort whatsoever in regard to the Seller, any broker or any other party in connection with this Agreement, with the remaining $25,000.00 of the Earnest Money being paid to Seller, and without requiring the execution of any further release or consent by any party whatsoever. If Purchaser shall not have terminated this Agreement on or before the expiration of the Review Period then Purchaser shall be deemed to have waived its rights to terminate pursuant to this Section 5.2.

      Notwithstanding anything contained herein, in the event the Purchaser does give written notice to Seller of the termination of this Agreement prior to the end of the Review Period, Twenty-Five Thousand and No/100 Dollars ($25,000.00) of the Earnest Money shall be paid Seller except as otherwise provided in Article II, Paragraph 2.2 of this Agreement. Notwithstanding anything contained herein, in the event Purchaser has not given Seller written notice of termination of this Agreement prior to the end of the Review Period, then in that event the Earnest Money shall be non-refundable (except as otherwise provided in Article II Section 2.2 of this Agreement), provided, however, the Purchaser shall be entitled to a refund of the Earnest Money, in the event the Seller fails to perform its duties and obligations hereunder.

                                    VI.
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

      6.1 Representations and Warranties of Seller. Seller makes the following representations and warranties, which shall be true and correct in all material respects as of the Closing Date, but shall not survive the
Closing:

            6.1.1 Seller has no notice of existing or pending litigation, claims, condemnations or sales in lieu thereof, with respect to any aspect of the Property nor have any such actions, suits, proceedings or claims been threatened or asserted;

            6.1.2 Seller is neither a "foreign" person nor a "foreign corporation" as those terms are defined in Section 7701 of the Internal Revenue Service.

            6.1.3 There are no attachments, executions, assignments for the benefit of creditors or voluntary or, to Seller's knowledge, involuntary proceedings in bankruptcy pending against or contemplated by Seller, and to the knowledge of Seller, no such actions have been threatened against it;

            6.1.4 Neither the execution and delivery of this Agreement by Seller nor Seller's performance of its obligations hereunder will result in a violation or breach of any term or provision or constitute a default or accelerate the performance required under any other agreement or document to which Seller is a party or is otherwise bound and will not constitute a violation of any law, ruling, regulation, or order to which Seller is subject;

            6.1.5 No person, firm or corporation or other entity has any right or option to acquire the Property, or any part thereof, from Seller;

            6.1.6 Seller has no knowledge of and based upon that certain environmental assessment dated July 28, 1993, prepared by Atlanta Testing and Engineering ("Assessment"), the Project does not contain any hazardous substances other than as disclosed in the Assessment and except for possible leakage and drippings of gasoline, petroleum products and anti freeze from motor vehicles onto the parking and drive surfaces, and cleaning solvents used by tenants and Seller;

            6.1.7 To the knowledge of Seller, Seller is in compliance with any applicable law that is applicable to the Property as of the date of this Agreement;

            6.1.8 As of the date of this Agreement, Seller has not received any written notice and otherwise has no knowledge of any violation or claimed violation of any applicable zoning, building, fire, health and other codes, statutes, ordinances or laws affecting the Property.

            6.1.9 Seller has full power and authority to execute this Agreement and sell the Property as provided in this Agreement, subject to Seller's limited partner's approval as provided for under Article 15
Section 15.16; and

            6.1.10 As of the date of this Agreement and the Closing Seller has not received any written notice and otherwise has no knowledge of any violation or claimed violation of any permits and certification requirements affecting the Property, which violations remain uncured as of the Closing.

      It is agreed that Seller will be transferring the Property at Closing on an "AS IS, WHERE IS" basis.

      PURCHASER ACKNOWLEDGES THAT THE CONVEYANCE OF THE PROJECT IS SPECIFICALLY MADE "AS-IS", "WHERE-IS", "WITH ALL FAULTS", WITHOUT ANY REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED (EXCEPT FOR ANY EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE OFFICIAL CODE OF GEORGIA OR OTHERWISE. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECT OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROJECT INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROJECT) MADE OR FURNISHED BY SELLER, THE PROPERTY MANAGER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.

      PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AGENTS HAVE MADE, AND SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER, WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF, AS TO, CONCERNING, OR WITH RESPECT TO, (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROJECT, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (ii) THE SUITABILITY OF THE PROJECT FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, (iii) THE COMPLIANCE OF OR BY THE PROJECT WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY, (iv) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT, (v) TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS OR VALUATION, (vi) THE TRUTH, ACCURACY OR COMPLETENESS OF ANY DOCUMENTS CONCERNING THE PROJECT OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR (vii) ANY OTHER MATTER WITH RESPECT TO THE PROJECT, AND SPECIFICALLY, THAT SELLER NOR ANY OF ITS AGENTS HAVE MADE, AND SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROJECT WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING WITHOUT LIMITATION, THOSE PERTAINING TO SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R. PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROJECT, OF ANY HAZARDOUS SUBSTANCES, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND THE REGULATIONS PROMULGATED THEREUNDER, THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901, ET SEC.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 ET SEC.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTION 1401, ET SEC.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801, ET SEC.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEC.) (COLLECTIVELY, "HAZARDOUS SUBSTANCE LAWS").

      PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROJECT, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROJECT AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROJECT, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS.

      Seller's representations and warranties shall survive the Closing for a period of six (6) months from the Closing and such survival shall be provided for in the Real Estate Acquisition Closing Statement.

      6.2    Covenants of Seller.  Seller hereby covenants as follows:

            6.2.1 From and after the date hereof, and until the Closing or earlier termination of this Agreement, Seller shall not sell, assign or create any right, title or interest whatsoever in or to the Property or create or permit to exist any lien, security interests, encumbrance or charge thereon, other than liens, security interests, or encumbrances either noted in the Commitment or those which shall be released at Closing.

            6.2.2 From and after the date hereof, and until the Closing or earlier termination of this Agreement, Seller shall not take any action, or omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

            6.2.3 During the term of this Agreement, and after the date hereof, Seller shall use all reasonable efforts to provide Purchaser, or its authorized agents, reasonable access to the Property in order to prepare for an orderly transition of management thereof.

            6.2.4 Seller shall operate the Property until Closing in the ordinary course of business, maintain all insurance coverage that it customarily carried, will maintain the Property in a first class condition and repair following normal maintenance procedure and will not assign any rents, profits, leases that affect the Property.

            6.2.5 Seller shall advise Purchaser of any changes or breaches of the representations and warranties during the term of this Agreement and any fact(s) that Seller becomes aware of that Seller reasonably believes could or would cause the representations and warranties or any of them to become false.

            6.2.6 Seller, during the terms of this Agreement shall only enter into leases with new tenants of the Project using the form Lease Agreement currently used by Seller, with a term of not more than one (1) year and at the present rental rates being charged by Seller to its new tenants; and Seller, during the terms of this Agreement, shall only enter into service or maintenance contracts which may be terminated and canceled by either party thereto upon thirty (30) days written notice.

                                   VII.
               REPRESENTATIONS  AND WARRANTIES OF PURCHASER

      7.1 Purchaser makes the following representations and warranties, which shall be true and correct in all material respects as of the Closing
Date:

            7.1.1 Purchaser has the power and authority to enter into this Agreement and fulfill Purchaser's obligations and duties hereunder.

            7.1.2 There are no attachments, executions, assignments for the benefit of creditors or voluntary or, to Purchaser's knowledge, involuntary proceedings in bankruptcy pending against or contemplated by Purchaser, and to the knowledge of Purchaser, no such actions have been threatened against it.

            7.1.3 Neither the execution and delivery of this Agreement by Purchaser nor Purchaser's performance of its obligations hereunder will result in a violation or breach of any term or provision or constitute a default or accelerate the performance required under any other agreement or document to which Purchaser is a party or is otherwise bound and will not constitute a violating of any law, ruling, regulation, or order to which Purchaser is subject.

                                   VIII.
                                POSSESSION

      8.1 Purchaser shall be entitled to full possession of the Property at Closing, subject only to Tenant Leases and the Permitted Exceptions and Approved Service Contracts.

                                    IX.
                        PRORATIONS AND ADJUSTMENTS

      9.1 Collected rents, operating expenses, ad valorem taxes on the property for the current year, charges under the Approved Service Contracts and utility charges shall be prorated at the Closing, effective as of the Closing Date, utilizing the best available computations of such terms. If current ad valorem tax assessments are unavailable at Closing, said ad valorem taxes shall be adjusted based upon the taxes paid in the tax year 1997; provided further, all special tax assessments made by any taxing authority with respect to the Project prior to Closing shall be the sole responsibility of Seller and shall be paid by Seller at Closing unless payable (or may be payable) in installments, in which case such installment payments shall be prorated in the same manner as any other operating expense. All special tax assessments made by any taxing authority with respect to the Project subsequent to Closing shall be the sole responsibility of Purchaser. All such prorations shall be subject to readjustment in the event it is determined that any prorated item may not have been prorated correctly and in connection therewith Seller and Purchaser shall each execute at Closing a copy of the Proration Adjustment Letters. Purchaser shall receive a credit against the Purchase Price for all tenant security deposits and prepaid rents in Seller's possession that are not yet forfeited. Purchaser shall assume responsibility for such deposits for which Purchaser received a credit against the Purchase Price, and shall determine the amount of such deposits to refund, and any balance not refunded shall be retained by Purchaser. Any or all utility deposits on deposit with utility companies will be retained by the Seller.

      With respect to rents which at Closing are thirty (30) days or more past due ("Delinquent Rents"), Seller shall have no right to initiate any type of collection proceeding to collect those Delinquent Rents from tenants of the Property, however such Delinquent Rents shall remain the property of the Seller and shall be assigned by the Purchaser to Seller at Closing. If, following the Closing, Purchaser shall receive a rent payment from a tenant owing Delinquent Rents, then, if such tenant is current in its obligations under its lease, such rent payment (or the portion thereof that is attributable to Seller's period of ownership) shall be remitted to Seller by Purchaser promptly after receipt by Purchaser. Purchaser hereby agrees to use diligent efforts to collect the Delinquent Rents due and owing to Seller.

      9.2 Seller and Purchaser agree as follows with respect to leasing fees, leasing commissions, location fees or similar charges payable to any person or entity in regard to the Property:

            9.2.1 As such fees are applicable to any lease(s) under which a unit(s) was occupied prior to or as of the Closing, Seller shall be totally responsible for such fees as of the Closing, shall pay such fees and shall indemnify and hold harmless Purchaser against all losses, including court costs and attorney fees, arising out of any claims or causes of action for the non-payment of such fees;

            9.2.2 As such fees are applicable to any lease(s) under which a unit(s) is occupied as of the Closing or after the Closing, Purchaser shall be totally responsible for all such fees. Purchaser shall indemnify and hold harmless Seller against all losses, including court costs and attorney fees, arising out of any claims or causes of action for the non-payment of such fees by Purchaser; and

            9.2.3 Paragraphs 9.2.1, 9.2.2 and 9.2.3 of this section 9.2 shall survive the Closing and the execution and delivery of the limited warranty deed for a period of six (6) months from the date of Closing.

                                    X.
                                COMMISSIONS

      10.1 Seller shall be solely responsible for the payment of any and all real estate commissions, claims for such commissions and/or similar type fees arising, directly or indirectly, out of this transaction. Seller does hereby agree to indemnify Purchaser against and hold Purchaser harmless from any and all real estate commissions, claims for such commissions or similar fees, including attorneys' fees incurred in any lawsuit regarding such commissions or fees except those arising by, through or under Purchaser. Purchaser does hereby agree to indemnify Seller against and hold Seller harmless from any and all real estate commissions, claims for such commissions or similar commissions or fees arising by, through or under Purchaser, other than Broker. In connection therewith, Purchaser and Seller hereby represent and warrant to each other that neither such party, their officers, employees and agents, have contracted for any such real estate commissions, nor have they, without knowledge of the other, contacted real estate agents or brokers, other than the Broker, nor have they, without the other's knowledge, acted in a manner so as to give rise to a claim for such real estate commissions or similar fees. In connection herewith, Seller hereby represents that Seller has dealt only with CB Commercial Real Estate Group, Inc. ("Broker") and that any real estate commission due hereunder shall be paid by Seller pursuant to a separate agreement. Broker acknowledges and agrees no commission is earned and due and payable by Seller to Broker unless and until the Closing takes place and the Purchase Price is paid in full to Seller by Purchaser and only then is Broker entitled to a commission pursuant to the separate agreement between Seller and Broker.


                                    XI.
                            FURTHER INSTRUMENTS

      11.1 Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignment and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.


                                   XII.
                         TERMINATION AND REMEDIES

      12.1 In the event that any of the Seller's representations or warranties contained herein are untrue in any respect or if Seller shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller, or if Seller is in default in any way under this Agreement, Purchaser may, at its option, either (i) terminate this Agreement by giving written notice of termination to Seller and receive a refund of the Earnest Money previously deposited; or (ii) Purchaser may seek specific performance of this Agreement for Seller's voluntary and intentional acts; however Purchaser shall have no rights or remedies for damages hereunder, Purchaser specifically waiving the remedies of damages except as hereinafter provided. In the event that the remedy of specific performance is unavailable for Seller's voluntary and intentional actions, then in that event and notwithstanding the immediate preceding sentence, Purchaser shall have the remedy at law for actual damages (excluding all other type damages) up to but not to exceed Twenty Five Thousand and No/100 Dollars ($25,000.00). If any condition precedent to Purchaser's obligations shall fail to occur, Purchaser may terminate this Agreement and receive a refund of the Earnest Money (except as otherwise provided in Article II Section 2.2 of this Agreement) previously deposited or waive such failed condition precedent. It is expressly understood and agreed by Seller and Purchaser that the failure by Purchaser to terminate this Agreement for any reason pursuant to this
Section 12.1 shall in no way waive, alter or modify any rights of Purchaser in regard to the representations, warranties, covenants and agreements of Seller herein, except to the extent of representations and warranties, the breach of which is known to Purchaser at the time of Closing.

      12.2 If this Agreement is properly and timely terminated by Purchaser during the Review Period, Purchaser shall be entitled to the immediate refund of any and all Earnest Money previously deposited, and thereafter Seller and Purchaser shall have no further obligation or liabilities one to the other hereunder.

      12.3 If the Purchaser has not terminated this Agreement in a timely and proper manner pursuant to any of the provisions authorizing such termination, and Purchaser fails to close the transaction contemplated hereby, Seller shall be entitled to terminate this Agreement and to receive the Earnest Money for such failure of Purchaser to fulfill its obligation hereunder as liquidated damages pursuant to O.C.G.A. section 13-6-7 and not as a penalty. The parties hereby agree as to the difficulty of ascertaining the damage suffered by Seller and that the Earnest Money represents a fair estimate of liquidated damages to Seller.

                                   XIII.
                               RISK OF LOSS

      13.1 Risk of loss until the Closing shall be borne by Seller. In the event that damage, loss or destruction of the Property or any part thereof, in an amount equal to $150,000.00 or more, by fire or other casualty, or through condemnation or sale in lieu thereof, occurs prior to the actual closing of the transactions contemplated hereby, the Purchaser shall, at its option, elect one of the following:

            13.1.1 To terminate this Agreement and receive an immediate refund of the amount of the Earnest Money previously deposited.

            13.1.2 To close the transaction contemplated hereby and take an assignment of all insurance or condemnation proceeds payable as a result of such casualty loss or condemnation, and receive a credit against the Purchase Price due at Closing in the amount of any deductible applicable to such insurance coverage, if any, or if such proceeds are not made available by the holder or holders of any indebtedness secured by liens against the Property, to receive a credit against the Purchase Price in the amount of such casualty loss or condemnation proceeds together with any deductible amount applicable thereto. If the Purchaser elects to proceed under this Section 13.1.2, then Purchaser, together with Seller, shall have the right to settle any claim with the applicable insurance company or condemning authority. Other than receiving a credit against the Purchase Price due at Closing as provided in this Section 13.1.2, there shall be no reduction in the Purchase Price by reason of such damage or condemnation.

      13.2 In the event that the damage, loss or destruction shall be in an amount of less than $150,000.00 and if the damages loss or destruction (other than a condemnation) is insured against by a carrier who will honor the assignment rights granted to Purchaser herein, the Purchaser shall be required to elect option 13.1.2 above.

                                   XIV.
                                  NOTICES

      14.1 Any notice, request, demand, instruction or other communication to be given to either party hereunder except those required to be delivered at Closing, shall be in writing, and shall be deemed to be given upon receipt, if hand delivered or delivered by express delivery service, or three (3) days after deposit of such notice in registered or certified mail return receipt requested (except as to notices of termination which shall be deemed delivered upon deposit in registered or certified mail, return receipt requested so long as Purchaser sends a copy by fax or hand delivery within twenty-four [24] hours), addressed as follows:

      IF TO SELLER:                       COPY TO:

      Mr. Philip N. Tague                 Lethco H. Brock, Jr., Esq.
      Executive Vice President            Wilson Brock & Irby, L.L.C.
      Amli Residential Properties, L.P.   Suite 700, Overlook I
      2100 RiverEdge Parkway              2849 Paces Ferry Road
      Suite 420                           Atlanta, GA 30339
      Atlanta, GA 30328

      TO PURCHASER:                       COPY TO:

      Jerry C. Wilkinson, President       James A. Fleming, Esq.
      The Wilkinson Group, Inc.           Fleming and Ray
      6201 Powers Ferry Road              One Midtown Plaza
      Suite 320                           1360 Peachtree Street, N.E.,
      Atlanta, Georgia 30339              Suite 930
                                          Atlanta, Georgia 30309
      ____________________                ________________________

      14.2 The addresses and addressees for the purpose of this article may be changed by either party by giving notice of such change to the other party in the manner provided herein for giving notice. For the purpose of changing such addresses or addressees only, unless and until such written notice is received, the last address and addressee stated herein shall be deemed to continue in effect for all purposes.


                                    XV.
                               MISCELLANEOUS

      15.1 Entire Agreement. This Agreement and the exhibits attached hereto contain the entire agreement between the parties, and no promise, representation, warranty or covenant not included in this Agreement or any such referenced agreements has been or is relied upon by either party.
This Agreement shall supersede and replace in its entirety that certain letter of intent (the "Letter of Intent") from the Purchaser dated February 13, 1998, which Letter of Intent, and all provisions thereof, hereby being declared null and void and without further force or effect.

      15.2 Reliance. Neither party has made any representations, warranties or covenants to the other concerning any tax benefits or tax treatment in connection with the transactions contemplated hereby. Each party has relied upon its own examination of the full Agreement and the provisions thereof, and the counsel of its own advisors, and the warranties, representations and covenants expressly contained in this Agreement itself.

      15.3 No Oral Modification. No modification or amendment of this Agreement shall be of any force or affect unless made in writing and executed by both Purchaser and Seller.

      15.4 Choice of Law and Venue. In the event that any litigation arises hereunder, it is specifically stipulated that this Agreement shall be interpreted and construed according to the laws of the State of Georgia, and shall be performable in Fulton County, Georgia.

      15.5  Time of Essence.  Time is of the essence in this Agreement.

      15.6 Attorneys' Fees. The prevailing party in any litigation between the parties arising under this Agreement shall be entitled to recover reasonable attorneys, fees.

      15.7 Counterparts/Captions. This Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties. The article headings and captions herein contained are for purposes of identification only and shall not be considered in construing this Agreement.

      15.8 Assignment. This Agreement and the rights and obligations hereunder, may be assigned by Purchaser at any time to an entity (a "Permitted Assignee") which is owned by Purchaser, owns or is under common ownership with Purchaser or a related entity of Purchaser, or is an entity which Purchaser manages or controls. In the event of any such Permitted Assignment (herein so called), the original party designated as the Purchaser shall be released from all duties or obligations hereunder (except to the extent of its interest in the Earnest money which is and shall remain subject to the terms of this Agreement) and the Seller agrees to close the transaction contemplated hereunder with the Permitted Assignee of Purchaser.

      15.9 Date of Agreement. All references in this Agreement to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed and received via hand delivery or facsimile a fully executed copy of this Agreement ("Effective Date").

      15.10 Parties Bound. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns whenever the context so requires or admits.

      15.11 Enforceability. If any provisions of this Agreement are held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties hereto may still effectively realize the complete benefit of the transaction contemplated hereby.

      15.12 Gender; Number. Any references to one gender used herein, whether masculine, feminine or neuter, shall be deemed to be a reference to any other gender as may be appropriate under the circumstances; further, the singular shall include the plural and the plural the singular.

      15.13 Construction. The parties hereby acknowledge that the parties and their respective counsel each reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

      15.14 Business Days. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or holiday observed by federally insured banks in the State of Georgia or the United States Postal Service, the date for such determination or action shall be extended to the first business day immediately thereafter.

      15.15 Reporting Person. Purchaser and Seller hereby designate the Title Company as the reporting person pursuant to the provisions of Section 6045(e) of the Internal Revenue Code, as amended.

      15.16 Tax Deferred 1031 Exchange. Seller agrees that in the event the Purchaser desires and requests the Seller in writing, Seller shall participate with Purchaser in a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended, provided that such tax deferred exchange shall be at the total expense of the Purchaser, including all costs and expenses and attorneys fees that may be incurred by Seller, that such tax deferred exchange shall in no way affect the terms and conditions of this Agreement and the covenants, conditions and obligations of the Seller and Purchaser under this Agreement, and that ample written notice of Purchaser's desire to consummate a tax deferred exchange is communicated to the Seller in order that such an exchange can be consummated.

      15.17 Condition Precedent of Seller. Seller's obligations to perform under this Agreement is conditional upon Seller obtaining the prior written approval of the terms of this Agreement and the consent to consummate the sale of the Project to the Purchaser from Seller's limited partner. In the event Seller is unable to obtain the aforesaid prior written approval and consent from Seller's limited partner within fifteen
(15) days of the Effective Date of this Agreement, Seller shall have the right to terminate this Agreement and in such event the parties hereto shall have no further duties or obligations hereunder to each other, except the indemnity provision as contained in Article V, Section 5.2 hereof shall survive such termination, and the Earnest Money shall be returned to Purchaser without reduction or any further instruction or delay. Seller shall advise Purchaser of receipt of the aforesaid consent on or before __________________, 1998.

      EXECUTED by Seller this 9th day of March, 1998.

                                    SELLER:

                                    LINCAM PROPERTIES LTD. SERIES 85,
                                    an Illinois limited partnership
                                    By:   LincAm Properties, Inc.,
                                          a Delaware corporation,
                                          its managing general partner


                                          By: /s/ Philip N. Tague
                                          Title: Vice President

                                                (CORPORATE SEAL)



                 [SIGNATURES CONTINUED ON FOLLOWING PAGE]

      EXECUTED by Purchaser this 9th day of March, 1998.


                                    PURCHASER:

                                    THE WILKINSON GROUP, INC.


                                    By: __________________________________

                                    Title: _______________________________

                                                (CORPORATE SEAL)



                 [SIGNATURES CONTINUED ON FOLLOWING PAGE]

      The Broker joins herein for the purpose of acknowledging and agreeing to the terms herein contained.

      EXECUTED by Broker this 12th day of March, 1998.


                                    CB COMMERCIAL REAL ESTATE
                                    GROUP, INC.


                                    By: __________________________________

                                    Title: _______________________________

                                          (CORPORATE SEAL)

                                EXHIBIT "A"

ALL that tract or parcel of land with all improvements thereon situate, lying and being in the State of Georgia, County of Richmond, 121 G.M.D., containing 18.67 acres as shown on an as-built survey of Oakview Place dated June 2, 1986, revised September 15, 1986, prepared by James G. Swift & Associates, consulting engineers, and certified to by Bill S. Hargrove, Ga. R.L.S. #2258, recorded in the Office of the Clerk of Superior Court of Richmond County, Georgia in Realty Reel 240 at page 1106, which plat is by reference incorporated herein for a more complete description as to the metes, bounds, courses and location of the property.

                                EXHIBIT "B"

 .     1998 and subsequent years Real Estate Taxes and Assessments.

 .     All easements, restrictions and right-of-way of record which affect the Property.

 .     All matters that would be disclosed by a current and accurate survey of the Property.

 .     All zoning and land use laws.

 .     Rights of Tenants in Possession.